EXHIBIT 99.1

Evaluation Report

PL 51/2529
&
PL 51/2530

Albury Heath, Western Australia

For

Allora Minerals Inc

Gregory Curnow
B. Sc (Geol) M AUSIMM

27th March 2008

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

Summary

The Albury Heath prospect is made up of two Prospecting Licences (PL 51/2529 & PL 51/2530) and is located 23 kilometres south south-east of Meekatharra in the Murchison Gold Field of Western Australia ( see Fig 1).

Geologically, the prospect is located within the Archaean Meekatharra Greenstone belt, and is underlain by a sequence of mafic/ultramafic volcanics and intrusives, felsic volcanics and volcaniclastic sediments and is located in the western arm of the Meekatharra-Mount Magnet tectonic zone.

The licences are located between and along strike from the two major gold producing areas of Meekatharra and Gabanintha increasing their prospectiveness.

Disclaimer

While every effort has been made, within the time constraints of this assignment, to ensure the accuracy of this report, the author accepts no liability for any error or omission. The author can take no responsibility if the conclusions of this report are based on incomplete or misleading data.

The author is independent of Allora Minerals Inc and has no financial interests in Allora Minerals Inc or any associated companies. The author is being remunerated for this report on a standard fee for time basis, with no success incentives.

The information in this report is based on information compiled by G.P. Curnow who is a member of the Australasian Institute of Mining & Metallurgy. The author has sufficient experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which he is undertaking to qualify as a Competent Person as defined in the 2004 Edition of the “Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves.” G.P. Curnow consents to the inclusion in the report of the matters based on his information in the form and context in which it appears.”

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

Table of Contents

Summary		2
1.	Introduction	4
2.	Location and Access	4
3.	Tenure and Land Use	5
4.	Geology and Mineralisation	5
5.	Exploration Programme	8
6.	References	10

List of Figures

Figure 1 : Location		4
Figure 2 : Regional Geology		6
Figure 3 : Local Geology		7

List of Tables

Table 1 : Tenure		5
Table 2 : Proposed Exploration Budget		9

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

1. Introduction

The Albury Heath prospect is made up of two Prospecting Licences PL 51/2529 and PL 51/2530 and covers an area of 353 hectares.

The two licences cover an area of the highly prospective Meekatharra Greenstone belt and are located next to a large transcurrent strike fault and associated splay faults.

Figure 1 : Location

2. Location and Access

The Albury Heath prospect is located 23 km south southeast of Meekatharra and 750 km northeast of Perth in the Australian state of Western Australia (see Fig 1). Meekatharra is located on the Great Northern Highway, the main north south route in Western Australia and has a population of approximately 1,000 and services the local mining and exploration businesses as well as the pastoral industry.

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

Access to the prospect area is via the Meekatharra-Gabanintha Road, which is gravel, and local tracks lead through the two PL’s.

3.	Tenure and Land Use

The Albury Prospect is made up of two Prospecting Licences (PL 51/2529 & PL 51/2530) and the details for each licence is listed in Table 1.

Title	Holder	% Held	Area	Expiry Date
PL 51/2529	George Francis Lee	100%	191 Ha	12th March 2011
PL 51/2530	George Francis Lee	100%	161 Ha	12th March 2011

Table 1 : Tenure

The Albury Heath prospect is located on pastoral leases which is crown land leased out on 99 year leases. Access to the prospecting licences is not encumbered by the leases though land access agreements should be gained from the pastoral leaseholders.

Details of the tenure has been checked and verified on the Western Australian Government’s Department of Industry and Resources website at www.doir.wa.gov.au.

4.	Geology and Mineralisation

The tenements are underlain by Archaean Meekatharra Greenstone Belt that has a synclinal structure tending to the northeast associated with it. The country rock is comprised of a sequence of mafic/ultramafic volcanics and intrusives that grade into felsic volcanics and volcaniclastic sediments.

The broad sequence is that of two major mafic to felsic cycles with the lower cycle hosting the majority of gold mineralisation found in the Albury Heath area as well as the Meekatharra region generally.

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

HAVELUCK 66
RA
PADDYS FLAT 906
MEEKATHARRA
SYNCLINE
AHAKI
POLELLE
onic Zone
PL 51/2529
PL 51/2530
Gabanintha
GABANINTHA 195
Shear Zone
STAR OF THE EAST 20
N
LEGEND
Proterozoic sediments
Granitoid, deformed and gneissic variants
Dolerite, titaniferous, magnetite bearing
Mixed volcano sedimentary sequence of Polelle synclinorium
Jasperlitic iron formation Volcano clastic & epiclastic sediments
Mafic and ultramafic volcanics Local felsic centres
Banded iron formation Komatiitic and tholeiitic basalt Dolerite and gabbro
Basaltic and ultramafic komatiites Tholeiitic basalts Minor sediments and felsic volcanics
0
4
8
Kilometers

Figure 2 : Regional Geology

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

Locally the licences are located next to a regional strike fault that transects the northerly striking volcanics that cover most of the two licences. The fault can be mapped over a 200 km strike length and is part of the Meekatharra-Mount Magnet Tectonic belt which includes linear transcurrent faults and steeply inclined isoclinal folds (Kavanagh et al 1990) see Fig 2.

Regional metamorphism grades between low grade greenschist facies and low amphibolite facies with the grade rising the closer you get to the granitoid contact.

Both licences cover parts of smaller faults that are associated with the regional faulting. It has been postulated that these faults truncate the lava flows in the area and are the primary control for the mineralisation in the area (see Fig 3).

Figure 3 : Local Geology

Mineralisation at the nearby Albury Heath mine is hosted within a quartz vein system that strike in a north north-easterly direction and dip steeply (70 – 80°) to the southeast, and mineralisation is associated with pyrite and arsenopyrite.

The country rock is cut by sheeted quartz veins and sub-parallel reefs. Quartz stockworking occurs throughout the old workings and extends along the strike direction of the quartz vein system and are known to contain gold mineralisation.

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

5. Exploration Programme

The Albury Heath prospect is prospective for shear controlled quartz vein mineralisation associated with locally and regionally scaled faulting and possibly structurally controlled Banded Iron Formation (BIF) hosted mineralisation both of which are present in a number of nearby deposits.

The most notable of these deposits are the Meekatharra deposits which have a historical gold production of 2.4 million oz and currently have a resource base of 2.3 million oz (www.mercatorgold.com), and Gabanintha has a recorded gold production of 150, 000 oz and a stated resource of 70,000 oz (www.rewardminerals.com).

Closer to the prospect is the Albury Heath mine which is an example of the shear controlled quartz vein hosted mineralisation. The Albury Heath mine operated between 1948 and 1957 and produced 1,429 tonnes @ 42.2 g/t Au. Follow up mining in 1976 produced a further 410 tonnes @ 20 g/t Au.

It is recommended that the exploration programme be staged over three phases which will allow for reviewing of results and adjustments to the programme based on the results.

Phase 1

•	Collection, purchase and collation of all relevant geological, geophysical and mining data available.

•	Re-interpretation of available geophysics to determine location of possible mineralised shears and faults and the location of any BIF geology.

•	Field mapping and rock chip sampling of the two licences.

Phase 2

•	Soil sampling of any significant areas highlighted in Phase 1

•	Ground geophysics (either EM or IP) of targets generated by the re-interpretation of available geophysical data.

Phase 3

•	Aircore or RC drilling of any significant targets generated during phase 2 work.

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

Proposed Work	Amount	Cost ($AUD)
Phase 1
Data Collection		$5,000.00
Re-Interpretation of Geophysical Data		$10,000.00
Field Mapping	5 days @ $500	$2,500.00
Sampling	50 samples @ $30	$1,500.00
Travel & Accommodation	5 days @ $300	$1,500.00
Report	1.5 days @ $1,000	$1,500.00
Administration	15% 0f costs	$3,300.00

		$25,300.00
Phase 2
Soil Sampling	5 days @ $750	$3,750.00
Assaying	150 samples @ $20	$3,000.00
Ground Geophysics		$65,000.00
Report	1.5 days @ $1,000	$1,500.00
Administration	15% 0f costs	$10,987.50

		$84,237.50
Phase 2
Drilling	1,000 metres @ $ 75	$75,000.00
Assaying	1,000 metres @ $ 30	$30,000.00
Supervision	7 days @ $600	$4,200.00
Travel & Accommodation	7 days @ $300	$2,100.00
Report	1.5 days @ $1,000	$1,500.00
Administration	15% 0f costs	$16,920.00

		$129,720.00

Total		$239,257.50

Table 2 : Proposed Exploration Budget

Evaluation Report for Allora Minerals Inc	PL 51/2529 & PL 51/2530

6. References

Davis, G (1993) Annual Report for the period ending September 1993 for PL 51/1748 & Pl 51/1749, Giralia Resources NL. Unpublished Company Report DOIR WA. (Report Number A45594)

Davis, G (1995) Annual Report for the period ending August 1993 for PL 51/1737 & Pl 51/1738, Giralia Resources NL. Unpublished Company Report DOIR WA. (Report Number A45595)

Elias, M. Bunting, J.A. & Wharton, P.H. (1982) Glengarry, Western Australia – 1:250,000 geological series, Geol. Surv. West. Aust. Explanatory Notes SG 50-12.

Fiore, F.J. (1988) Pre-feasibility Study of Meekatharra Operations, Giralia Resources NL. Unpublished Company Report DOIR WA. (Report Number A35065).

Hallberg, J.A. Maniw, J.G. & Bryan, S.G. (1976) A petrochemical study of a portion of the Western Yilgarn Block, CSIRO Division of Mineralogy, Minerals Research Laboratories Investigation Report FP13.

Kavanagh, M.K. & Walker, I.K. (1990) Gabanintha gold deposits, Meekatharra, in Geology of the Mineral Deposits of Australia and Papua New Guinea (The Australasian Institute Mining and Metallurgy, Melbourne).

Unamed (1987) Featherstone Geological Consultants Report, Giralia Resources NL Prospectus.

Unamed (1997) Annual Reports for PL 51/1738 for the period ending August 1996, PL 51/1748 for the period ending September 1995 and PL 51/1748 for the period ending September 1995, Giralia Resources NL. Unpublished Company Report DOIR WA. (Report Number A50477).

CERTIFICATE OF QUALIFICATIONS

Gregory Philip Curnow

Consulting Geologist

18/34 Boronia St
Dee Why
NSW 2099

I, Gregory Philip Curnow, B Sc (Geol), do hereby certify that :

1.	I an a Consulting Geologist and a director of Geoff Curnow & Associates, which have an office at 3/29 Waratah St, Rushcutters Bay, NSW 2011.

2.	I graduated in 1986 from Monash University, Melbourne, Australia with a B.Sc (Geology & Geography).

3.	I am a Professional Geoscientist, a member of the Australasian Institute of Mining and Metallurgy (membership number 112420) and have been a member since 1996.

4.
I have practised as a geologist since 1987 including periods as a mine and exploration geologist between 1987 and 1990 for Austwhim Resources NL/Dominion Mining Ltd, mine and underground geologist for Western Mining Corp between 1992 and 1994, senior mine geologist for Lynas Gold NL between 1994 and 1996, senior mine geologist for Eagle Mining NL between in 1996, senior geologist and acting chief geologist for Zeravshan Gold in Tadjikistan between 1997 and 1998. After a period out of the geology industry I have been working as a consulting geologist for Geos Mining and Geoff Curnow & Associates since 2006.

5.
I am responsible for the preparation of all sections of the Evaluation Report entitled “Evaluation Report for PL 51/2529 & Pl 51/2530 Albury Heath, Western Australia” and dated 27th February 2008 relating to Allora Minerals Inc.

6.	I have had no prior involvement with the Albury Heath tenements that are the subject of the report.

7.	I am not aware of any material fact, with respect to the subject matter of the report, which is not reflected in the report, and of which the omission to disclose would make this report misleading.

8.	I am independent of Allora Minerals Inc.

9.
I consent to the filing of this report with any stock exchange or other regulatory authority and any publication by them for regulatory purposes, including electronic publication in public company files on their website.

Dated this day the 27th day of March 2008

Gregory Philip Curnow
B. Sc (Geology)